GSV Capital Corp. Provides Mid-Quarter Business Commentary and Update on Portfolio Company Developments

WOODSIDE, Calif., April 10, 2014 (GLOBE NEWSWIRE) -- GSV Capital Corp. ("GSV") (Nasdaq:GSVC), today provided a mid-quarter business commentary and update on developments from a selection of the private companies in its investment portfolio. GSV Capital investment data is reported as of December 31, 2013, unless explicitly stated otherwise.

Michael Moe, GSV's founder and Chief Executive Officer, stated, “Since the beginning of the year, we’ve invested in several new portfolio companies that we believe are consistent with our objective of investing in the world’s premier, venture-backed, growth-companies; which we call the stars of tomorrow.

“We are excited about our $5 million investment in ride-sharing service Lyft as part of its recent $250 million growth round which was led by Coatue Management, Third Point, and Alibaba. Existing investors Andreessen Horowitz, Founders Fund, and Mayfield also participated. We believe that Lyft is on the forefront of the Sharing Economy trend and is disrupting traditional transportation. Lyft has created its own cultural trend that, in our opinion, offers a unique and highly compelling ride sharing experience.”

Michael Moe continued to say, “We also made a $6 million investment in General Assembly, as part of their $35 million dollar round led by IVP. General Assembly is a rapidly growing global community of individuals who participate in immersion programs that teach the most relevant 21st Century skills.

“In addition to these portfolio developments, we are in the final stages of negotiations with a handful of investments that we may complete within the next 30 to 60 days.

“We seek to realize capital gains this year by monetizing certain investments that have appreciated signifcantly, such as Twitter and Control4,” Moe continued. “Currently our shares sell at a discount to stated net asset value and our focus is to continue to build value with our portfolio and close the gap between share price and fair value.”

Selected Portfolio Company Developments by Growth Investment Theme

As previously reported, GSV Capital's net assets totaled $288.0 million or $14.91 per share at December 31, 2013. The percentages of net assets by growth investment theme shown below reflect percentages of invested capital at December 31, 2013.

Social Mobile, 34.6% of net assets

GSV Capital Corp.

▪	Dataminr, Inc.: Social analytics company Dataminr has partnered with CNN and Twitter to create a new tool for journalists called ‘Dataminr for News,’ a technology that identifies patterns in tweets to reveal real time breaking news and information.

▪	Spotify Technology S.A.: Music streaming service provider Spotify acquired music data platform The Echo Nest. Spotify intends to leverage The Echo Nest’s musical understanding and tools for curation to drive better music discovery for users and to allow brands to build better music experiences for their audiences.

Education Technology, 27.1% of net assets

▪	2U, Inc.: 2U completed its initial public offering and began trading on Nasdaq on March 28, 2014.

▪	Coursera, Inc.: Former Yale University President Rick Levin was named Chief Executive Officer of Coursera in March. Founders and Stanford University computer-science professors Daphne Koller and Andrew Ng have assumed the roles of President and Chairman of the Board, and Chief Evangelist, respectively. Lila Ibrahim, who served as President since August 2013, assumed the role of Chief Business Officer.

Cloud and Big Data, 20.6% of net assets

▪	Dropbox, Inc.: Online storage provider Dropbox recently obtained more than $500 million of debt financing, adding to the more than $350 million in equity financing it raised earlier this year. Additionally, the company announced that it now has 275 million users and is launching Project Harmony; which will allow Dropbox users to have discussions with individuals they share documents with in the Microsoft suite of applications. Dropbox also announced that former Secretary of State, Condoleezza Rice, had become a member of their board of directors.

▪	SugarCRM, Inc.: Software maker SugarCRM announced an alliance with D&B, a leading source of commercial information and insight on businesses, to assimilate D&B business content into the SugarCRM platform. The integrated solution aims to transform how CRM users sell, market and serve customers.

Sustainability, 9.6% of net assets

▪	Bloom Energy Corporation: Fuel cell maker Bloom Energy teamed up with Honda Center and the Anaheim Ducks for a fuel cell project that provides more than half of the power required by the sports and entertainment venue each year and will offset 2 million pounds of CO2 annually.

▪	Jawbone: Smart device company Jawbone launched two new product lines: the Era Bluetooth headset and the UP24 activity tracker with Bluetooth sync. The company also announced that it had acquired social and personalized music playlist application Playground.fm.

GSV Capital Corp.

Marketplaces, 8.0% of net assets

▪	Lyft: Lyft raised $250 million in a recent round of funding from new investors Alibaba Group, Third Point, Coatue Management and GSV, along with existing investors Andreessen Horowitz, Founders Fund, and Mayfield.

▪	PayNearMe, Inc.: Leading cash-based payments platform PayNearMe raised $20 million in funding from GSV along with August Capital, Khosla Ventures, Maveron, and True Ventures.

▪	TrueCar, Inc.: TrueCar filed a registration statement with the SEC on April 4, 2014 to raise up to $125 million in an initial public offering of common stock. The lead underwriters are Goldman Sachs and J.P. Morgan Securities. TrueCar investors include Upfront Ventures, Capricorn Investment Group, and Paul Allen’s Vulcan Capital.

At December 31, 2013, GSV was invested in 42 private companies and the following seven public companies: Twitter, Violin Memory, Chegg, Facebook, Control4, ePals and Silver Spring Networks.

About GSV Capital Corp.

GSV Capital Corp. (GSVC) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. Led by industry veteran Michael Moe, the fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. GSV Capital is headquartered in Woodside, CA. www.gsvcap.com

Follow GSV Capital on Twitter: @gsvcap

The GSV Capital Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=12750

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. GSV Capital Corp. undertakes no duty to update any forward-looking statements made herein.

GSV Capital Corp.

Contact

Financial Profiles, Inc.

Kristen Papke, (310) 622-8225

gsv@finprofiles.com